Aflac Incorporated 2nd Quarter 2013 Form 10-Q
EXHIBIT 15

KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

August 6, 2013

Aflac Incorporated
Columbus, Georgia
Re: Registration Statement No. 333-181089 and 333-176178 on Form S-3; 333-161269, 333-135327, 333-158969, 333-27883, and 333-115105 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 6, 2013, related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Atlanta, Georgia